Exhibit 99.3

Gorilla Investor Webcast Update

Taipei, Taiwan and New York, NY, June 17, 2022 (GLOBE NEWSWIRE) -- Gorilla Technology Group Inc. (“Gorilla”) and Global SPAC Partners Co. (Nasdaq: “GLSPU” units, “GLSPT” subunits and “GLSPW” warrants) (“Global”) have announced that they will host a joint investor webcast to discuss the proposed business combination between Gorilla and Global (the “Business Combination”) at 10:00 A.M. Eastern Time on Tuesday, June 21, 2022. The webcast will include important details and updates included in the Amended and Restated Business Combination Agreement (the “Amended BCA”) and the Amended and Restated Subscription Agreement related to the previously announced concurrent PIPE investment (the “Amended Subscription Agreement,” together with the Amended BCA, the “Amended Agreements”), each dated as of May 18, 2022. The investor webcast will be made available on Gorilla’s website at https://www.gorilla-technology.com/investors. On the webcast, the presenters will be reviewing an investor presentation and referencing the Amended Agreements, which were filed with the Securities and Exchange Commission (“SEC”) by Global on Current Reports on Form 8-K on June 17, 2022 and May 18, 2022, respectively, and which are available on the SEC’s website at www.sec.gov.

Joint Investor Webcast

Tuesday, June 21, 2022

10:00 A.M. Eastern Time

Webcast and accompanying investor presentation: www.gorilla-technology.com/investors.

About the Amended PIPE

Global announced on February 10, 2022 that it had entered into subscription agreements (the “Original Subscription Agreements”) with experienced AI institutional investors (the “PIPE Investors”) to purchase $50.5 million of private placement securities in Global (the “PIPE”), in connection with the closing of the Business Combination and the other transactions contemplated by the Amended BCA (the “Transactions”). The PIPE, as contemplated by the Original Subscription Agreements, consisted of the sale of 5 million subunits of Global at a price of $10.10 per subunit (the “PIPE subunits”), with each PIPE subunit identical to the subunits included as part of the public units sold in Global’s initial public offering. On May 18, 2022, Global and the PIPE Investors amended the terms of the Original Subscription Agreements, pursuant to which the PIPE Investors have the unilateral right for any reason to reduce the number of PIPE subunits they will purchase from an aggregate of 5 million PIPE subunits to an aggregate of 3 million PIPE subunits, at the same price of $10.10 per PIPE subunit.

The number of PIPE subunits the PIPE Investors are required to purchase is also subject to reduction to the extent they purchase Global subunits in the open market or privately negotiated transactions with third parties and hold and do not redeem such subunits in connection with any redemption conducted by Global. For further information, please refer to Global’s Current Reports on Form 8-K, filed February 11, 2022 and May 18, 2022 respectively, with the SEC.

About the Amended BCA

The Amended BCA, dated May 18, 2022, amends the original business combination agreement, dated as of December 20, 2022 (the “Original BCA”), provides that existing Gorilla shareholders will receive no cash consideration in the Business Combination, and will retain all of their current equity interests, effectively rolling over their current ownership into an equivalent of approximately 65 million shares of Gorilla. The Transactions value Gorilla at a pro-forma enterprise value of approximately $720 million. The consummation of the Transactions are conditioned upon Global having at least $50 million in gross cash proceeds at closing in Global’s trust account (after giving effect to the completion and payment of any redemptions), which currently has approximately $132 million in funds, and the proceeds of any PIPE Investment or other private placement.

The following summarizes the key changes in the Amended BCA compared to the Original BCA:

●	Escrow Shares – 14 million of the 65 million shares issued to Gorilla shareholders will be placed into escrow (the “Escrow Shares”), subject to possible forfeiture and transfer to holders of contingent value rights (“CVRs”) to be issued to (i) the PIPE Investors and (ii) public shareholders who do not redeem their public shares in connection with the shareholder meeting to vote upon the Transactions (collectively, the “Post-Merger Holders”).

●	CVRs to Post-Merger Holders – One (1) Class A CVR will be issued for each one (1) share owned by Post-Merger Holders. In addition, one-half (1/2) Class B CVR will be issued for each one (1) PIPE subunit.

●	Escrow Shares Released in 4 Stages – 1st stage is price protection for Post-Merger Holders until March 31, 2023. 2nd stage is earn-out to Gorilla shareholders or Post-Merger Holders of 8.4 million Escrow Shares less any shares issued at 1st stage. 3rd stage is price protection for Post-Merger Holders until March 31, 2024, with respect to the remaining Escrow Shares (up to 5.6 million). 4th stage is earn-out to Gorilla shareholders or Post-Merger Holders.

●	Price Protection for Post-Merger Holders – 1st & 3rd Stages – Until March 31, 2024, the Escrow Shares will be available for distribution to Class A CVR holders if a calculation of the share price at certain dates is below the redemption price at the closing of the Transactions (currently projected to be $10.19 per share). Until March 31, 2023, all 14 million Escrow Shares are available for distribution; thereafter, all remaining Escrow Shares are available for distribution.

●	Earn-Out to Gorilla Shareholders or Post-Merger Holders – 2nd & 4th Stages

o	Fiscal Year 2022 Revenue – After distribution of Escrow Shares for the price protection until March 31, 2023, up to 8.4 million Escrow Shares (less any distributed for price protection) will be distributed based on reported revenue for fiscal year ending December 31, 2022. If revenue is at least $65 million, all such Escrow Shares would be released to Gorilla shareholders; if revenue is less than $51 million, all such Escrow Shares would be distributed to Class A and Class B CVR holders. If the revenue is at least $51 million, but less than $65 million, the release or distribution will be pro rata between Gorilla shareholders and CVR holders. Regardless of what the revenue is, if gross margins decline compared to the prior year, all Escrow Shares will be distributed to CVR holders.

o	Fiscal Year 2023 Revenue – After distribution of Escrow shares for the Price Protection until March 31, 2024, up to 5.6 million Escrow Shares may be remaining (unless used for price protection at any time earlier) and will be distributed based on reported revenue for fiscal year ending December 31, 2023. If revenue is at least $90 million, all such Escrow Shares would be released to Gorilla shareholders; if revenue is less than $90 million, all such Escrow Shares would be distributed to Class A and Class B CVR holders. Regardless of what the revenue is, if gross margins decline compared to prior year, then all Escrow Shares will be distributed to CVR holders.

Advisors

Cantor Fitzgerald & Co. and Northland Securities, Inc. have been engaged as capital markets advisors to Global.

Advantage Proxy, Inc. has been engaged by Global to assist in the proxy solicitation process for the shareholders meeting to approve the Transactions.

I-Bankers Securities, Inc. acted as sole placement agent for the PIPE, and Bradbury Securities Limited acted as the distribution agent in Asia for the PIPE.

K&L Gates LLP is serving as legal advisor to Gorilla.

Ellenoff Grossman & Schole LLP is serving as legal advisor to Global.

About Gorilla Technology Group Inc.

Gorilla, headquartered in Taipei, Taiwan, is a global leader in security intelligence, network intelligence, business intelligence and IoT technology. Gorilla develops a wide range of solutions including Smart Cities, Smart Retail, Enterprise Security, and Smart Media. In addition, Gorilla provides a complete Security Convergence Platform to government institutions, Telecom companies and private enterprises with network surveillance and cyber security.

Gorilla places an emphasis on offering leading technology, expert service, and precise delivery, and ensuring top-of-the-line, intelligent and strong Edge AI solutions that enable clients to improve operational performance and efficiency. With continuous core technology development, Gorilla will deliver Edge AI solutions to managed service providers, distributors, system integrators, and hardware manufacturers.

About Global SPAC Partners Co.

Global is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses globally. Global is led by Chairman, Jay Chandan, Chief Executive Officer, Bryant B Edwards, Chief Operating Officer & President, Stephen N. Cannon, and Chief Financial Officer, Long Long.

Important Information and Where to Find It

This press release relates to the Transactions as contemplated by the Amended BCA. This press release does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the Transactions described herein, Gorilla has filed relevant materials with the SEC, including a registration statement on Form F-4, as amended from time to time, which includes a preliminary proxy statement of Global, and a prospectus of Gorilla in connection with the proposed Transactions. The definitive proxy statement and other relevant documents will be mailed to Global security holders as of the close of business on June 15, 2022, the record date established by Global for voting on the Amended BCA and the Transactions. Investors and security holders of Global and other interested persons are advised to read the preliminary proxy statement, and amendments thereto, and the definitive proxy statement in connection with Global’s solicitation of proxies for the extraordinary general meeting of Global shareholders to be held to approve the Amended BCA and the Transactions because these documents will contain important information about Global, Gorilla, the Amended BCA, the Transactions and the PIPE. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the Transactions (when they become available), and any other documents filed by Global with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov or by writing to Global at: 2093 Philadelphia Pike #1968, Claymont, DE 19703.

Forward-Looking Statements

This press release contains, and certain oral statements made by representatives of Global and Gorilla and their respective affiliates, from time to time may contain, “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Global’s and Gorilla’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “might” and “continues,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Global’s and Gorilla’s expectations with respect to future performance and anticipated financial impacts of the Transactions contemplated by the Amended BCA, the satisfaction of the closing conditions to the Transactions and the timing of the completion of the Transactions. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside of the control of Global or Gorilla and are difficult to predict. Factors that may cause such differences include but are not limited to: (i) the inability of the parties to successfully or timely consummate the Transactions, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the post-Transactions company (the “Company”) or the expected benefits of the Transactions, if not obtained; (ii) the failure to realize the anticipated benefits of the Transactions; (iii) matters discovered by the parties as they complete their respective due diligence investigation of the other parties; (iv) the ability of Global prior to the Transactions, and the Company following the Transactions, to maintain the listing of the Company’s shares on Nasdaq; (v) costs related to the Transactions; (vi) the lack of a third-party fairness opinion in determining whether or not to pursue the proposed Transactions; (vii) the failure to satisfy the conditions to the consummation of the Transactions, including the approval of the Amended BCA by the shareholders of Global and the satisfaction of the minimum cash requirements of the Amended BCA following any redemptions by Global’s public shareholders; (viii) the risk that the Transactions may not be completed by the stated deadline and the potential failure to obtain an extension of the stated deadline; (ix) the outcome of any legal proceedings that may be instituted against Global or Gorilla related to the Transactions; (x) the attraction and retention of qualified directors, officers, employees and key personnel of Global and Gorilla prior to the Transactions, and the Company following the Transactions; (xi) the ability of the Company to compete effectively in a highly competitive market; (xii) the ability to protect and enhance Gorilla’s corporate reputation and brand; (xiii) the impact from future regulatory, judicial, and legislative changes in Gorilla’s or the Company’s industry; (xiv) the uncertain effects of the COVID-19 pandemic and geopolitical developments; (xv) competition from larger technology companies that have greater resources, technology, relationships and/or expertise; (xvi) future financial performance of the Company following the Transactions, including the ability of future revenues to meet projected annual bookings; (xvii) the ability of the Company to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses; (xviii) the ability of the Company to generate sufficient revenue from each of its revenue streams; (xix) the ability of the Company’s patents and patent applications to protect the Company’s core technologies from competitors; (xx) the Company’s ability to manage a complex set of marketing relationships and realize projected revenues from subscriptions, advertisements; (xxi) product sales and/or services; (xxii) the Company’s ability to execute its business plans and strategy, including potential expansion into new geographic regions; and (xxiii) other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the SEC by Global or Gorilla. The foregoing list of factors is not exclusive. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Global and Gorilla undertake no obligation to update forward-looking statements to reflect events or circumstances after the date they were made except as required by law or applicable regulation.

Participants in the Solicitation

Gorilla, Global and their respective directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies from the holders of Global securities in respect of the proposed Transactions. Information about Global’s directors and executive officers and their ownership of Global’s securities is set forth in Global’s filings with the SEC. Additional information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement pertaining to the proposed Transactions when it becomes available. These documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed Transactions or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Contacts

Gorilla Technology Group Inc.

Stardi Yen
+886 2 7720 7889
Investor-relations@gorilla-technology.com

Global SPAC Partners Co.

Peter Wright, Intro-Act
(617) 454-1088
GlobalSPAC@intro-act.com

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